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                                                                    EXHIBIT 4.10

                                 PROMISSORY NOTE


$10,000,000.00           Portland, Oregon           Dated as of:  July 25, 1996

POPE & TALBOT, INC.                                                ("BORROWER")

UNITED STATES NATIONAL BANK OF OREGON                                ("LENDER")

1. PROMISE TO PAY. For value received Borrower promises to pay to Lender or order at its Oregon Commercial Loan Servicing Center the unpaid principal balance of this note, with interest thereon at the rate specified in this Note.

2. TYPE OF CREDIT. This note is given to evidence Borrower's obligation to repay all sums which Lender may from time to time advance to Borrower ("Advances") under a revolving line of credit. No advances shall be made which create a maximum principal amount outstanding at any one time under this note which exceeds $10,000,000 ("Maximum Amount"). However, Advances hereunder may be borrowed, repaid and reborrowed, and the aggregate Advances loaned hereunder from time to time may exceed such maximum amount.

3. OPTIONAL ADVANCES. Each new Advance and extension of the Maturity Date for any existing Advance shall be made by Lender in its sole discretion and at its sole option. Lender is under no obligation and has not committed to make any Advance hereunder. Lender may, at any time for any reason, (i) decline to make any requested Advance or to extend the Maturity Date for an existing Advance, or
(ii) permanently terminate the availability of Advances on this note.

4. INTEREST RATE.

(a) Subject to Section 7, each Advance hereunder shall bear interest at the Borrowing Rate agreed upon between Lender and Borrower. The Borrowing Rate for any Interest Period is the fixed rate per annum (computed on the basis of a 360-day year and the actual number of days elapsed) quoted by Lender to Borrower for an Advance for such Interest Period, based on such factors as Lender in its sole discretion determines to be relevant, and is not necessarily the lowest rate of interest which Lender collects from any borrower or class of borrowers. "Interest Period" means, as to any Advance, a period of up to 30 days as selected by Borrower, commencing on the date the Borrowing Rate becomes applicable thereto; provided however, that (i) the first and last day of each Interest Period shall be business days; and (ii) no Interest Period shall be selected which would extend beyond 364 days from date of note. The maturity date ("Maturity Date") for each Advance shall be the last day of the applicable Interest Period.

(b) Whenever Borrower wishes to request a new Advance or a new Maturity Date for an outstanding Advance, Borrower shall submit a request to Lender for a Borrowing Rate quote. Each such request shall be given by the person(s) authorized in Section 10 of this note and shall specify the proposed effective date, amount, Interest Period and Maturity Date of the Advance, and whether Borrower is requesting a new Advance or a new Maturity Date for an outstanding Advance. If Lender is willing to make the Advance, Lender shall promptly quote to Borrower the applicable Borrowing Rate. Within 60 minutes of receiving a Borrowing Rate quotation, Borrower may request an Advance at the Borrowing Rate in the amount and for the Interest Period specified in its request for a Borrowing Rate quote, which request shall be irrevocable.

(c) Upon payment of all or any portion of any Advance on a date other than the Maturity Date, including without limitation acceleration under Section 7, Borrower shall pay to Lender on demand such amount as Lender reasonably determines is equivalent to all direct or indirect losses, expenses, liabilities, or reductions in yield to Lender resulting therefrom, whether incurred in connection with liquidation or reemployment of funds or otherwise.

5. COMPUTATION OF INTEREST. All interest on this note will be computed at the applicable rate based on a 360-day year and applies to the actual number of days elapsed.

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6. PAYMENT SCHEDULE.

(a) PRINCIPAL. The principal balance of each Advance shall be paid (i) on the Maturity Date for such Advance, unless Lender in its sole discretion agrees to establish a new Borrowing Rate and Maturity Date for such Advance and (ii) on demand ("Final Maturity Date").

(b) INTEREST. All accrued interest on each Advance shall be paid on the last day of each Interest Period and on the Final Maturity Date.

7. DEFAULT.

(a) Without prejudice to Lender's right to decline to make any requested Advance, each of the following shall be an event of default: (i) Borrower fails to make any payment when due; (ii) Borrower fails to perform or comply with any term, covenant or obligation in this note or in any other agreement or loan Borrower has with Lender; (iii) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this note or perform Borrower's obligations under this note or any related documents; (iv) any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect; (v) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against borrower under any bankruptcy or insolvency laws; (vi) any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender; (vii) any material adverse change in Borrower's financial condition or management or Lender in good faith deems itself insecure.

(b) Upon the occurrence of an event of default, Lender may declare the entire unpaid principal balance on this note and all accrued unpaid interest immediately due and payable, without notice. Upon default, including failure to pay upon the Final Maturity Date, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on this note to a rate equal to the Lender's prime rate plus 2%. Lender's prime rate is the rate of interest which Lender from time to time establishes as its prime rate and is not, for example, the lowest rate of interest which Lender collects from any borrower or class of borrowers. When Lender's prime rate is applicable, the interest rate hereunder shall be adjusted without notice effective on the day Lender's prime rate changes, but in no event shall the rate of interest be higher than allowed by law.

8. LATE CHARGE. If any payment of principal or interest is 5 or more days past due, Borrower will be charged a late charge of 5% of the delinquent payment.

9. EVIDENCE OF PRINCIPAL BALANCE; PAYMENT ON DEMAND. Holder's records shall, at any time, be conclusive evidence of the unpaid principal balance and interest owing on this note. Not withstanding any other provisions of this note, in the event holder makes Advances hereunder which result in an unpaid principal balance on this note which at any time exceeds the Maximum Amount, Borrower agrees that all such Advances, with interest, shall be payable on demand.

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10. REQUESTS FOR ADVANCES.

(a) Any Advance may be made upon the request (either in writing or orally and promptly confirmed in writing) of any one of the following person(s) and any person or persons otherwise authorized to execute and deliver promissory notes to Lender on behalf of Borrower.

                  Norene DeLance
                  Dennis Bunday
                  Carlos Lamadrid

(b) All advances shall be disbursed by deposit directly to Borrower's account number 179-0012-296 at the SW 2nd & Columbia Branch of Lender.

(c) Borrower agrees that Lender shall have no obligation to verify the identity of any person making any request pursuant to this Section 10, and Borrower assumes all risks of the validity and authorization of such requests. In consideration of Lender agreeing, at its sole discretion, to make Advances upon such requests, Borrower promises to pay holder, in accordance with the provisions of this note, the principal balance together with interest thereon and other sums due hereunder, although any Advances may have been requested by a person or persons not authorized to do so.

11. NOTICES. Any notice hereunder may be given by ordinary mail, postage paid and addressed to Borrower at the last known address of Borrower as shown on holder's records. If Borrower consists of more than one person, notification of any of said persons shall be complete notification of all. Notice may be given either before or reasonably soon after the effective date of the change.

12. ATTORNEY FEES. Whether or not litigation or arbitration is commenced, Borrower promises to pay all costs of collecting overdue amounts. Without limiting the foregoing, in the event that holder consults an attorney regarding the enforcement of any of its rights under this note or any document securing the same, or if this note is placed in the hands of an attorney for collection or if suit or litigation is brought to enforce this note or any document securing the same, Borrower promises to pay all costs thereof including such additional sums as the court or arbitrator(s) may adjudge reasonable as attorney fees, including without limitation, costs and attorney fees incurred in any appellate court, in any proceeding under the bankruptcy code, or in any receivership and post-judgment attorney fees incurred in enforcing any judgment.

13. WAIVERS; CONSENT. Each party hereto, whether maker, co-maker, guarantor or otherwise, waives diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest and waives all defenses based on suretyship or impairment of collateral. Without notice to Borrower and without diminishing or affecting Lender's rights or Borrower's obligations hereunder, Lender may deal in any manner with any person who at any time is liable for, or provides any real or personal property collateral for, any indebtedness of Borrower to Lender, including the indebtedness evidenced by this note. Without limiting the foregoing, Lender may, in its sole discretion: (a) make secured or unsecured loans to Borrower and agree to any number of waivers, modifications, extensions and renewals of any length of such loans, including the loan evidenced by this note; (b) impair, release (with or without substitution of new collateral), fail to perfect a security interest in, fail to preserve the value of, fail to dispose of in accordance with applicable law, any collateral provided by any person; (c) sue, fail to sue, agree not to sue, release, and settle or compromise with, any person.

14. ARBITRATION.

(a) Either lender or Borrower may require that all disputes, claims, counterclaims and defenses, including those based on or arising from any alleged tort ("Claims") relating in any way to this note or any transaction of which this note is a part (the "Loan"), be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All Claims will be subject to the statutes of limitation applicable if they were litigated. This provision is void if the Loan, at the time of the proposed submission to arbitration, is secured by real property located outside of Oregon or Washington, or if the effect of the

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arbitration procedure (as opposed to any Claims of Borrower) would be to materially impair Lender's ability to realize on any collateral securing the Loan.

(b) If arbitration occurs and each party's Claim is less than $100,000, one neutral arbitrator will decide all issues; if any party's Claim is $100,000 or more, three neutral arbitrators will decide all issues. All arbitrators will be active Oregon State Bar members in good standing. All arbitration hearings will be held in Portland, Oregon. In addition to all other powers, the arbitrator(s) shall have the exclusive right to determine all issues of arbitrability. Judgment on any arbitration award may be entered in any court with jurisdiction.

(c) If either party institutes any judicial proceeding relating to the Loan, such action shall not be a waiver of the right to submit any Claim to arbitration. In addition, each has the right before, during and after any arbitration to exercise any number of the following remedies, in any order or concurrently: (i) setoff; (ii) self-help repossession; (iii) judicial or non-judicial foreclosure against real or personal property collateral; and (iv) provisional remedies, including injunction, appointment of receiver, attachment, claim and delivery and replevin.

15. GOVERNING LAW. This note shall be governed by and construed and enforced in accordance with the laws of the State of Oregon without regard to conflicts of law principles; provided, however, that to the extent that Lender has greater rights or remedies under Federal law, this provision shall not be deemed to deprive Lender of such rights and remedies as may be available under Federal law.

16. DISCLOSURE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDERS AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.



Borrower hereby acknowledges receipt of a completed copy of this document.

         POPE & TALBOT, INC.

         By: /s/ Dennis Bunday
            ----------------------------------
         Title: Treasurer
         Date:  July 25, 1996




For valuable consideration, Lender agrees to the terms of the arbitration provision set forth in this note.

                                 UNITED STATES NATIONAL BANK OF OREGON

                                 By: /s/ Janice T. Thede
                                    -------------------------------------------
                                 Title:  Vice President
                                 Date:   July 25, 1996

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